Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR THIRD QUARTER FISCAL 2006

AURORA, IL, July 27, 2006 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third quarter of fiscal 2006, which ended June 30.

Total revenue for the third fiscal quarter was $84.9 million, which is the highest quarterly revenue ever recorded by the company.  This was $17.5 million higher than the prior quarter’s $67.4 million in revenue, primarily due to strong industry demand and the significant impact in the prior quarter of the company’s transition to selling directly to customers in Taiwan rather than through a distributor.  Revenues from each of the company’s major business areas increased sequentially, with tungsten and dielectric slurry revenues each setting quarterly records and copper slurry revenues at the second highest level ever.  Revenue for the June quarter of 2006 was $19.9 million higher than the $65.0 million in revenue recorded in the same quarter last year.

The average selling price for the company’s slurry products rose by 4.9% compared with the prior quarter, primarily due to the company’s ability to generally maintain customer pricing with its transition to direct sales in Taiwan, along with a higher-priced product mix.

Gross profit for the June quarter was $40.4 million, compared with $31.5 million in the prior quarter and $31.2 million in the same quarter a year ago.  As a percentage of revenue, gross profit was 47.6% this quarter compared with 46.8% in the prior quarter and 48.0% in the same quarter last year.  The sequential increase in the gross profit percentage was primarily due to benefits of higher manufacturing capacity utilization on the higher level of sales this quarter and higher pricing, largely offset by higher costs, including logistics costs associated with selling direct in Taiwan.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $26.7 million in the third quarter.  These expenses increased by $2.1 million sequentially from $24.6 million last quarter, and were $6.1 million higher than the $20.6 million in the same quarter last year.  The sequential increase was primarily due to higher accruals for the company’s annual incentive program, greater usage of research and development materials, and higher professional fees, including costs to enforce the company’s intellectual property portfolio.  The year-over-year increase in operating expenses was primarily due to higher staffing costs.  These include costs to support a number of the company’s strategic initiatives, as well as stock option expense, which the company began recording in fiscal 2006 according to accounting rules.  The company recorded total pre-tax stock option expense of $2.6 million this quarter, of which $2.5 million was included in operating expenses.

Net income for the quarter was $9.8 million, up from $5.4 million last quarter when the company transitioned to direct sales in Taiwan.  Net income was 17.3% higher than the $8.3 million in the same quarter last year, despite the inclusion this quarter of approximately $1.6 million in after-tax stock option expense.

Diluted earnings per share were $0.40 this quarter, which included $0.07 of stock option expense.  Earnings per share were $0.18 higher than the $0.22 in the previous quarter and $0.06 higher than the $0.34 in the third quarter of fiscal 2005, a quarter not impacted by the stock option expense recorded this quarter.

William Noglows, Chairman and CEO of Cabot Microelectronics, stated, “This was an outstanding quarter for Cabot Microelectronics.  In our core CMP business, we achieved record levels of revenue and volume, reflecting what we see as strong demand both by the industry overall and for our own robust products.  We believe that customer interest remains high in our new CMP slurry products for leading edge applications for both logic and memory devices, and our polishing pad business continues to gain traction in the marketplace.  We recently made exciting progress in our Engineered Surface Finishes growth initiative, as we acquired the assets of QED Technologies, Inc. in early July.  During the June quarter, we took significant steps to strengthen our intellectual property portfolio by acquiring some external technology and by successfully protecting our own technology against infringement by another company.  In addition, earlier this month, we were honored to host a visit by President George W. Bush to our headquarters in Aurora.  Through the continued execution of our three strategic initiatives - technology leadership, operations excellence and getting closer to our customers - we believe we have positioned the company to capture the many opportunities presented by today’s semiconductor market and that we are well-prepared for continued success in the future.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 356-4279. Callers outside the U.S. can dial (617) 597-5394.  A replay will be available through August 25, 2006 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing.  The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 650 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at 630-375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see “Risk Factors” in Other Information in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, and “Risks Relating to Our Business” in Management’s Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2005, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Revenue	$84,936	$67,389	$65,037	$233,813	$196,623

Cost of goods sold *	44,524	35,855	33,843	123,430	102,048

Gross profit	40,412	31,534	31,194	110,383	94,575

Operating expenses:

Research, development & technical *	12,060	11,321	10,462	35,040	30,863

Selling and marketing *	5,486	5,075	3,938	15,587	12,126

General and administrative *	9,086	8,240	6,106	25,736	18,143

Amortization of intangibles	19	4	85	27	255

Total operating expenses	26,651	24,640	20,591	76,390	61,387

Operating income	13,761	6,894	10,603	33,993	33,188

Other income, net	764	1,090	969	2,570	1,914

Income before income taxes	14,525	7,984	11,572	36,563	35,102

Provision for income taxes	4,743	2,547	3,234	11,773	10,881

Net income	$9,782	$5,437	$8,338	$24,790	$24,221

Basic earnings per share	$0.40	$0.22	$0.34	$1.02	$0.98

Weighted average basic shares outstanding	24,205	24,233	24,609	24,276	24,611

Diluted earnings per share	$0.40	$0.22	$0.34	$1.02	$0.98

Weighted average diluted shares outstanding	24,205	24,233	24,610	24,276	24,660

* Includes the following amounts related to share-based compensation expense:
Cost of goods sold	$164	$163	$-	$477	$-
Research, development & technical	239	243	-	715	-
Selling and marketing	262	259	-	766	-
General and administrative	1,951	1,877	-	5,590	-
Tax benefit	(968)	(941)	-	(2,793)	-
Total share-based compensation expense, net of tax	$1,648	$1,601	$-	$4,755	$-

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30, 2006	September 30, 2005
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$169,482	$171,041
Accounts receivable, net	48,215	36,759
Inventories, net	32,201	28,797
Other current assets	8,486	9,210
Total current assets	258,384	245,807

Property, plant and equipment, net	133,977	135,784
Other long-term assets	10,655	5,172
Total assets	$403,016	$386,763

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$10,748	$10,236
Capital lease obligations	1,232	1,170
Accrued expenses, income taxes payable and other current liabilities	19,375	24,216
Total current liabilities	31,355	35,622

Capital lease obligations	4,680	5,436
Deferred income taxes and other long-term liabilities	2,097	6,621
Total liabilities	38,132	47,679

Stockholders' equity	364,884	339,084
Total liabilities and stockholders' equity	$403,016	$386,763